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                                                                    EXHIBIT 99.1


CONTACT      Steven O. Cordier
             Vice President and CFO
             Penford Corporation
             303-649-1900
             steve.cordier@penx.com

       PENFORD CORPORATION REPORTS PRIVATE PLACEMENT OF 650,000 SHARES OF
                                  COMMON STOCK

ENGLEWOOD, CO., MARCH 20, 2003 - Penford Corporation (Nasdaq: PENX) (the "Company" or "Penford") announced today that it has completed a private placement of 650,000 shares of its common stock with the T. Rowe Price Small-Cap Value Fund for approximately $7.2 million. The Company intends to use the proceeds of this placement to reduce outstanding debt. The purchase price of $11.11 per share was based on a five percent discount to the volume-weighted average price of Penford common stock over the three trading days ending March 13, 2003.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirements. Penford has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the securities issued in the private placement. This press release does not constitute an offer or sale of any of Penford's securities.

ABOUT PENFORD CORPORATION

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking and food products. Penford has nine locations in the United States, Australia and New Zealand.

For automated shareholder information, please call 1-888-317-2013.


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